Exhibit 99.2

FOR IMMEDIATE RELEASE            FOR FURTHER INFORMATION:
NASDAQ Small Cap - EDNY          MEDIA:                INVESTORS
                                 Roy Wiley             Stephen M. Schuster
                                 (312) 255-3035        Gordon S. Donovan
                                                       (630) 575-2400


               ENVIRODYNE INDUSTRIES RESPONDS TO ACQUISITION
                      PROPOSAL BY ZAPATA CORPORATION

OAK BROOK, IL, May 14 -- Envirodyne Industries, Inc. (NASDAQ Small Cap:
EDYN) announced today that it received a proposal from Zapata Corporation to acquire it. Pursuant to the proposal, Envirodyne would receive $4 in cash per share and shares of Zapata common stock described by Zapata as being valued at $4, based on a formula to be negotiated.

Zapata's proposal is subject to a number of significant conditions, including negotiation of the valuation of Zapata's stock to be offered to Envirodyne stockholders, refinancing of Envirodyne's outstanding debt and election of Zapata's three director nominees to Envirodyne's Board.

Edward F. Gustafson, chairman, president and chief executive officer of Envirodyne, said, "As we have said repeatedly, Envirodyne's Board is prepared to carefully consider any bona fide proposal to acquire Envirodyne at a price that is fair to all stockholders, and will carefully review Zapata's proposal.

"If the independent board concludes that Zapata's proposal is in the best interest of stockholders, we would obviously proceed with further discussions with Zapata. But, it makes no sense to begin the process of negotiating a possible acquisition transaction by turning over control of Envirodyne to the very person attempting to buy it, as Zapata's offer requires.

"If Zapata's proposal is a bona fide bid to acquire Envirodyne at a fair price, Zapata would in fact gain control of Envirodyne and its Board of Directors at the appropriate time -- after it had negotiated an acceptable transaction and paid a fair price to all stockholders. But, if the proposal, which does not obligate Zapata to do anything and does not even specify how the Zapata shares are to be valued, is merely a cynical attempt to manipulate the upcoming election, we are confident that our stockholders will see the proposal for what it really is.

"We continue to believe that the best interests of our stockholders are served by maintaining an independent Board to negotiate with Zapata or any other bidder," Gustafson concluded.